Exhibit 10.1

June 3, 2026

Paul Carreiro

Sent via email

SUBJECT: Offer of Employment

Dear Paul,

On behalf of Digimarc Corporation (the “Company”), I am pleased to confirm our offer of employment for the exempt position of Chief Executive Officer reporting to the Board of Directors, subject to our completion of reference/background checks and your appointment by the Company’s Board of Directors. You will agree to the initial expectations for your role and responsibiliites with the Chief Executive Officer upon hire. Your job duties may, of course, evolve and change with time, as the Company’s needs change. As also discussed, you will work remotely from your home in Florida with travel for business as required. We look forward to your contributions in the growth and development of Digimarc.

The following summarizes the terms relating to this offer.

Your initial compensation will consist of a salary of $500,000 per year, less any payroll deductions and withholdings, paid on the Company’s normal payroll schedule. In addition, your initial Executive Short Term Incentive (STI) performance bonus target will be $500,000, prorated based on hire date. For fiscal year 2026 your prorated bonus will be guaranteed at a minimum of 100%. The performance bonus payout can range from 0% to 200% of the pro-rated bonus target as described in Appendix A.

Provided you satisfy eligibility criteria, the Company offers employee benefits. Information regarding the benefit program will be provided separately. You will be eligible to participate in the Digimarc 401(k) Plan on the first day of the month following your date of hire.

Digimarc provides flexibility for time off from work for relaxation, vacation, personal matters or illness. Eligible employees receive time off for certain recognized holidays and you may take as much self-managed paid time off from work as is consistent with your duties, your ability to meet performance expectations and applicable law.

All Company policies, including policies regarding medical coverage and other employee benefits, may be amended by the Company from time to time or discontinued, at the Company’s sole discretion.

Subject to your acceptance of this offer, your appointment by the Board of Directors, and contingent on you joining the Company, you will participate in the Long Term Incentive program described in Appendix B. The profit interests grant will be evidenced by an award agreement which shall contain the terms and conditions of the grant, including but not limited to, the vesting schedule.

8500 SW Creekside Place, Beaverton, OR 97008 USA

1+ 503 469 4800 +1 800 344 4627

digimarc.com

To support alignment with the interests of our long-term shareholders, you will be subject to our Stock Ownership Guidelines, which can be found on our website here: https://www.digimarc.com/company/corporate-governance

The highly confidential nature of our business makes it necessary for Digimarc to obtain a security background check on all prospective employees. The security background checks will include such reports as criminal history, employment verification, reference check, and, depending on the position, may include reports on motor vehicle records, education, and professional licenses. As such, this offer of employment is contingent upon Digimarc completing these security background checks. Criminal background checks are performed by a 3rd party provider. Please note that a criminal conviction will not act as a bar to employment if Digimarc is satisfied that it will not affect performance on the job. We would anticipate completion of these reports within five working days.

In addition, this offer is contingent upon your signing the following forms:

Non-Disclosure and Invention Assignment Agreement (Exhibit A): This document, which is enclosed, refers to the non-disclosure of confidential information and ownership of inventions.

Code of Business Conduct (Exhibit B): This document, which is enclosed, refers to the professional conduct expected of our employees while working for Digimarc.

This letter, including its exhibits, constitutes the entire agreement between you and the Company and supersede and replace any prior agreement, either written or oral.

This offer is also contingent upon your completion of the following:

Employment Eligibility Verification Form (Form I-9): We are required by the Immigration Reform and Control Act of 1986 to have this form completed and on file for all Company employees. The I-9 form will be included in your electronic new hire packet. Please bring the appropriate eligibility documents mentioned in the I-9 with you on your start date.

While it is our belief that our relationship will be a positive one, it is appropriate to advise you that the Company is an “at-will” employer and does not offer employment on a fixed-term basis. Either you or the Company can terminate your employment at any time and for any reason. The representations in this letter and from our meetings with you should not be construed in any manner as a proposed contract for any fixed term.

Further, you will be expected to comply with all rules, policies and procedures of the Company as they may be modified from time to time and your failure to follow such rules, policies or procedures could result in disciplinary action, including termination of your employment.

Should you have any questions concerning any part of this offer letter, please contact me. Although we believe that the terms of this letter are consistent with all applicable laws, we employ people in several different jurisdictions. To the extent that any provision of this letter expressly conflicts with the local laws applicable to you, the terms of such local law shall govern.

To confirm your acceptance of this offer, please sign this letter where indicated.

8500 SW Creekside Place, Beaverton, OR 97008 US	2 of 3

No one has the power to modify these basic terms of your employment other than the Board of Directors or the Compensation and Talent Management Committe and any such modification must be in writing in order to be effective. This offer will expire on June 5, 2026, at 5:00 PM PT.

Let me close by conveying our belief that the skills and enthusiasm you bring to the Company will be instrumental to our future success. We look forward to welcoming you to Digimarc!

Regards,

/s/ LaShonda Anderson-Williams

LaShonda Anderson-Williams

Chair of the Compensation and Talent Management Committee

Digimarc Corporation

I accept Digimarc Corporation’s offer of employment under the terms outlined in this letter.

/s/	Paul Carreiro	June 4, 2026
Signature		Date

Paul Carreiro
Printed Name

8500 SW Creekside Place, Beaverton, OR 97008 US	3 of 3